ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FISCAL 2010 RESULTS
     Southampton, PA, USA, May 27, 2010 — Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC” or the “Company”) today announced financial results for fiscal 2010 which ended on February 26, 2010.
     The reader is referred to the Company’s Annual Report on Form 10-K for the period ended February 26, 2010 for additional information on the Company’s financial results.
Overview
     Total sales for fiscal 2010 were $42,271,000 versus $36,687,000 for fiscal 2009, an increase of $5,584,000 or 15.2%. Net income was $6,453,000 or $0.30 per share (diluted), in fiscal 2010 versus a net loss of $1,974,000, or $(0.32) per share (diluted), in fiscal 2009, an increase in net income of $8,427,000 or 426.9%. Operating profit in fiscal 2010 was $6,600,000 versus an operating loss of $346,000 in fiscal 2009, an increase in operating profit of $6,946,000. The major factor contributing to the favorable performance in both operating and net income was an increase in sales and corresponding gross profit. Increased gross profit reflected the sales increase and a 12.2 percentage point increase in the gross margin rate. Net income also benefited by an income tax benefit of $1,819,000 resulting from a reduction in the Company’s deferred tax asset reserve related to the expected realization of net operating loss carry forwards.
Sales
     For the fiscal year ended February 26, 2010, total sales were $42,271,000, an increase of $5,584,000 or 15.2% from fiscal 2009. The increase reflected favorable performance in the U.S. Government and international geographic areas and in the pilot training, simulation and sterilizer product lines.
     Geographically, domestic sales were $12,870,000, down $1,572,000, or 10.9%, from fiscal 2009, and represented 30.4% of total sales, down from 39.4% in fiscal 2009. The current period reflected reductions in Environmental (down $2,861,000, 74.5%) and Hyperbaric (down $1,143,000, 26.8%) partially offset by increased Sterilizer sales (up $2,156,000, 58.5%). Environmental sales in the prior period benefited from significant work on a large domestic automotive contract basically completed by the prior fiscal year end. Reduced Hyperbaric sales reflected domestic economic disruptions and resulting reduced capital spending. Conversely, Sterilizer sales benefited from production on two significant orders. U.S. Government sales increased $4,615,000 or 149.1% from the prior fiscal year. Significant increases were evidenced in Aircrew Training Systems sales reflecting three contracts with three different U.S. defense agencies. U.S. Government sales represented 18.3% of total sales, up from 8.4% in fiscal 2009.
     International sales, including those in the Company’s foreign subsidiaries, were $21,690,000, up $2,541,000 or 13.3%, from the prior fiscal period, primarily due to increased simulation and environmental sales, and represented 51.3% of total sales, down slightly from 52.2% in fiscal 2009.
Segment Sales
     Sales of our Training Services Group (TSG) products were $26,035,000 in fiscal 2010, an increase of $5,427,000, or 26.3% from fiscal 2009. Sales of these products accounted for 61.6% of our sales versus 56.2% in fiscal 2009. Sales in our other segment, the Control Systems Group (CSG), increased $157,000 or 1.0%, and constituted 38.4% of our total sales compared to 43.8% in fiscal 2009.
Gross Profit
     Gross profit for fiscal 2010 increased by $6,966,000 or 58.7%, from fiscal 2009. This reflected the increase in sales and resulting gross profit (approximately $1.9 million). Improvement in gross margin as a percent of sales was due to higher sales in the TSG segment, which included high gross profit projects. Gross profit rate as a percent of sales improved to 44.5% for fiscal 2010 versus 32.3% for fiscal 2009. Significantly favorable margin rates were realized internationally in simulation and aircrew training systems and domestically in sterilizers.

Selling and Marketing Expenses
     Selling and Marketing Expenses increased $340,000, or 7.3%, from fiscal 2009. This increase primarily reflected increased marketing expenses (commissions and bid and proposal costs). As a percentage of sales, selling and marketing expenses were 11.9% in fiscal 2010 compared to 12.7% in fiscal 2009.
General and Administrative Expenses
     General and Administrative Expenses decreased by $19,000 or 0.3%. As a percentage of sales, general and administrative expenses were 15.2% compared to 17.5% in fiscal 2009.
Research and Development Expenses
     Research and Development Expenses include spending for potential new products and technologies and work performed under government grant programs, both in the United States and internationally. This spending, net of grant payments from the U.S., Polish and Turkish Governments, totaled $809,000 in fiscal 2010 as compared to $1,110,000 for fiscal 2009, a decrease of $301,000 or 27.1%. Gross spending for the periods was $2,846,000 and $1,195,000, which amounts were partially offset by funds under government grants in ETC Southampton, ETC-PZL, and our Turkish operation.
Operating Income
     Operating Income was $6,600,000 in fiscal 2010 compared to an operating loss of $346,000 in fiscal 2009, an increase in income of $6,946,000. This improvement in operating results represented a combination of higher sales volume and gross profit coupled with reduced research and development expenses.
     On a segment basis, the TSG had an operating income of $6,128,000, a $3,697,000 improvement over the segment operating income of $2,431,000 in fiscal 2009. The CSG had an operating income of $1,727,000 in fiscal 2010, an increase in operating income of $3,224,000 from fiscal 2009. These segment operating results were offset, in part, by unallocated corporate expenses of $1,255,000 which were down $25,000 from fiscal 2009.
Interest Expense
     Interest Expense for fiscal 2010 was $1,308,000 as compared to $1,569,000 for fiscal 2009, a decrease of $261,000 or 16.6%. The current period expense reflected a $702,000 decrease in bank borrowings and reduced interest expense on the Company’s subordinated debt. This debt was exchanged for preferred stock pursuant to a transaction approved by the Company’s shareholders on July 2, 2009.
Other Income/Expense, Net
     Other Income/Expense, Net, was a net expense of $347,000 for fiscal 2010 versus a net expense of $67,000 for fiscal 2009. The current period consisted primarily of foreign currency exchange losses whereas the prior period included proceeds from a property damage claim and a litigation settlement.
Loss on Extinguishment of Debt
     During fiscal 2010, the Company recorded a loss on extinguishment of debt representing two transactions. In the transaction approved by the shareholders on July 2009, the Company’s Subordinated Note was exchanged for preferred stock, resulting in a charge of $224,000, which represented the unamortized portion of the debt discount that was recorded at the issuance of this instrument. Additionally, a charge of $91,000 resulted from the unamortized portion of the debt discount on a $2 million note, which was repaid on September 1, 2009.
Income Taxes
     As a result of the Company’s analysis during fiscal 2010 of the various components and realizability of the Company’s net loss carry forwards, an income tax benefit of $1,819,000 was recorded in fiscal 2010. No income tax expense or benefit was recorded in fiscal 2009.
Liquidity and Capital Resources
     The Company’s liquidity position and borrowing availability improved significantly during fiscal 2010. Cash flow from operations was a positive $5,272,000 and net cash increased by $1,888,000. Working Capital was

$15,326,000 and $4,684,000 as of February 26, 2010 and February 27, 2009, respectively. This positive performance primarily reflected the net income in the period and milestone payment collections under long term contracts. During fiscal 2010, availability under our existing bank line increased by $5,000,000 and we also established a $7,500,000 operating line with H. F. Lenfest to fund certain U.S. Government contracts.

	SUMMARY TABLE OF RESULTS
	Fiscal Year Ended:		Variance	Variance
	February 26,	February 27,
	2010	2009	$	%
	(amounts in thousands except share and per share information)
Sales:
Domestic	$12,870	$14,442	$(1,572)	(10.9)%
US Government	7,711	3,096	4,615	149.1
International	21,690	19,149	2,541	13.3

Total Sales	42,271	36,687	5,584	15.2

Gross Profit	18,824	11,858	6,966	58.7
Selling and Marketing Expenses	5,010	4,670	(340)	(7.3)
General and Administrative Expenses	6,405	6,424	19	0.3
Research and Development Expenses	809	1,110	301	27.1

Operating Income (loss)	6,600	(346)	6,946	2,007.5
Interest Expense, net	1,308	1,569	261	16.6
Other Expense, net	347	67	(280)	(417.9)
Loss on early extinguishment of debt	315	—	(315)	—
Income Tax Benefit	(1,819)	—	1,819	—
Minority Interest	(4)	(8)	(4)	50.0

Net Income (loss)	$6,453	$(1,974)	$8,427	426.9%
Net Income (loss) per common share — basic	$0.50	$(0.32)	$0.82

Net Income (loss) per common share — diluted	$0.30	$(0.32)	$0.62
Weighted Average Common Shares:
Basic	9,066,000	9,035,000
Diluted	21,290,000	9,035,000

     William F. Mitchell, ETC’s President and Chairman, stated, “Our financial results for fiscal 2010 represent an extremely satisfying payback on our multi-year investment in Tactical Flight Simulation. While the road has been rough, and at times almost impassable, we have never lost our focus on advancing sophisticated pilot training. ETC is a technology based company; our belief is that “good” technology will “find a way” and ultimately pay for itself in many ways. That we have succeeded while many companies around us have struggled is, in my opinion, the proof of this tenet.
     Special thanks go out to Gerry Lenfest for his continuing and significant support. He was one of the first to recognize the importance of our Fighter Technology; and it was through his financial support over the last several years that that our first true tactical system was built.

     ETC was incorporated in 1969 in Pennsylvania and last year we celebrated our 40th Anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) Driving and Disaster Simulation Systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) Hyperbaric and Hypobaric Chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and Flight Simulators, Disaster Management Systems and entertainment applications. CSG includes Sterilizers, Environmental Control Devices and Hyperbaric Chambers along with parts and service support.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to, ( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K for the fiscal year ended February 26, 2010, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100	(Ext. 1203)	Fax: 215-357-4000
ETC — Internet Home Page:	http://www.etcusa.com